Exhibit 1.1

Corporate Bylaws of

Portugal Telecom, SGPS S.A.

(Approved on July 26, 2011)

CHAPTER I

NAME, REGISTERED OFFICES, DURATION AND OBJECT

ARTICLE ONE

Type and Name

The company shall be a public limited company with the name of Portugal Telecom, SGPS S.A.

ARTICLE TWO

Registered Offices

1.                             The company’s registered offices shall be in Avenida Fontes Pereira de Melo, number forty, Lisbon, and its duration shall be unlimited.

2.                             By resolution of the Board of Directors, the Company may establish and maintain, at any location within or outside the national territory, agencies, delegations or any other form of representation, as well as may it, with the authorization of the General Meeting, to relocate its registered office to any location within the national territory.

ARTICLE THREE

Object

1.                             The company’s object is to manage holdings in other companies as an indirect means of performing economic activities, as defined by law.

2.                             The company may, without restrictions, acquire or hold quotas or shares in any companies, as defined by law, in addition to participating in complementary groupings of companies, European Economic Interest Groupings, as well as forming or participating in any other forms of temporary or permanent association between public or private companies and/or entities.

CHAPTER II

SHARE CAPITAL, SHARES AND BONDS

ARTICLE FOUR

Share Capital

1.                             The share capital is twenty six million, eight hundred ninety-five thousand, three hundred seventy five Euros, and it is fully paid up.

2.                             The share capital is represented by eight hundred and ninety six millions, five hundred and twelve thousand and five hundred shares, with par value of three Euro cents each, with the following distribution:

a)   Eight hundred and ninety six millions, five hundred and twelve thousand ordinary shares;

b)   Five hundred class A shares.

3.                             The Board of Directors may, with the favourable opinion of the Audit Committee, increase the share capital, on one or more occasions, through capital contributions in cash up to Euro 15,000,000, after a resolution has been passed by the general meeting of shareholders fixing the parameters to which such share capital increase or increases shall be subject.

4.                             The general meeting’s definition of the parameters pertaining to the increase in share capital to be decided by the board of directors must specify:

a)   the maximum amount of the increase;

b)   without prejudice to the conditions of article 460 of the Commercial Companies Code, whether the increase involves a suppression or limitation of preference rights;

c)   the class or classes of shares per issue comprising the increase in share capital and, in the event of the issue of more than one class of shares, the respective proportion thereof, without prejudice to the consequences of an incomplete subscription.

ARTICLE FIVE

Share Classes

The company, in addition to its ordinary shares, has “A” shares, the majority of which shall be held by the State or bodies belonging to the public sector.

ARTICLE SIX

Types of Shares

The company’s shares shall be nominative and be recorded in book-entry form.

ARTICLE SEVEN

Preference Rights pertaining to Share Capital Increases

1.                             In the event of an increase in share capital, based on the entry of fresh capital, current company shareholders at the time of the resolution shall enjoy preference over non shareholders in subscribing for new shares.

2.                             In the event of a fresh issue of “A” shares, the preference right referred to in the preceding number shall firstly be given to this class of shareholders, with other shareholders only being given preference in respect of shares whose subscription rights have not been taken up.

ARTICLE EIGHT

Preference Shares and Bonds

1.                             The company may issue voting or non voting preference shares, redeemable or not, as defined by law.

2.                             The company may issue bonds or other securities pursuant to the terms of the legislation in force and, in addition, perform legally permitted operations in respect of the company’s own bonds or other securities issued by it.

3.                             The board of directors may decide to issue bonds or other securities when the respective amount thereof does not exceed the amount annually fixed for the purpose in question by the general meeting and, in the event of the issue of convertible bonds, provided that the implicit increase in share capital resulting from the price and initial conversion fixed by the issue resolution is within the competence of the board of directors, in conformity with the terms of number 3 of article 4 and provided that the parameters defined for the purpose in question by the general meeting have been complied with.

4.                             The general meeting’s definition of the parameters in respect of the board of director’s issue of convertible bonds must specify:

a)   the maximum value of the bonds to be issued in legal tender in Portugal or its counter value at the exchange rate fixed in the issue resolution;

b)   the maximum value of the increase in potential share capital implicit in the issue at the initial conversion price fixed by it;

c)   without prejudice to the conditions of article 460 of the Commercial Companies Code, whether the bonds are issued with or without a suppression or limitation of preference rights;

d)   the class or classes of shares in respect of whose issue the conversion shall be made and in the event of more than one class of shares, the respective proportion thereof.

ARTICLE NINE

Shareholders Performing a Competing Activity

1.                             Shareholders who/which are, either directly or indirectly, engaged on an activity which competes with an activity being performed by companies in a controlling/controlled relationship with Portugal Telecom, SGPS, S.A. may not hold more than ten per cent of the company’s ordinary shares without firstly having received permission from the general meeting.

2.                             A competing activity, for the purpose of the dispositions of the preceding number, is understood to be the provision of public telecommunications services or network capacity, excluding in the case of the former, audiotext services, pursuant to the terms of Portuguese law, either in Portugal or overseas, in addition to any other activity of the same type and nature as that being performed by companies with which Portugal Telecom, SGPS, S.A. is in a controlling/controlled relationship.

3.                             Entities which either directly, or indirectly, have a holding of at least ten per cent of the share capital of a company engaged on any of the activities referred to in the preceding number or in which an identical percentage is held by another entity, are considered to be indirectly engaged on a competing activity.

4.                             The following ordinary shares may be redeemed without the need for the consent of their respective holders:

a)   Those held without the prior authorisation of the general meeting, by a shareholder who/which, pursuant to the terms of the preceding numbers, is engaged on a competing activity, as defined in the preceding numbers and when such shares, in conjunction with the shares referred to in the following sub paragraph, exceed the amount of ten per cent of the share capital;

b)   Those held by entities whose shares, pursuant to the terms of the Securities Market Code, would be considered, in the case of a public take-over bid, as belonging to the shareholders referred to in the preceding sub paragraph, whose proportion, after the redemption referred to in this sub paragraph, exceeds the amount of ten per cent of the share capital, with the redemption being proportional to the number of shares held by each of the entities in question.

5.                             The shares referred to in the preceding number may be redeemed at their nominal or respective market value, if lower.

6.                             The board of directors shall notify the respective shareholders that their shares shall be redeemed, within a maximum period of thirty days from the resolution to redeem the shares adopted at the general meeting.

7.                             Shareholders may suspend the redemption process if, within a period of five days from the notification, they have applied to the board of directors for permission to alienate the shares to be redeemed, within a period of time of no more than thirty days, with the aforementioned application implying the renunciation of their corresponding voting and preference rights in the event of any increase in share capital up until the effective date of sale.

8.                             The Board of Directors shall promote the performance of the acts and the fulfillment of the formalities legally required for the execution of the share capital reduction.

9.                             The consideration payable to the holders of the redeemed shares shall be paid after they have certified that the shares are no longer recorded in the respective book-entry securities accounts and shall be paid in a lump sum or be deferred over a period of no more than two years from the date of redemption.

10.                       When the redeemed shares are registered, in legally acceptable cases, the consideration payable to their respective holders shall be paid against the delivery of the respective securities pursuant to the conditions defined in the preceding number.

CHAPTER III

STATUTORY BODIES

SECTION I

General Dispositions

ARTICLE TEN

Corporate Bodies

The Corporate Bodies are the General Meeting, the Board of Directors, the Audit Committee and the Statutory Auditor.

ARTICLE ELEVEN

Terms of Office

1.                             Without prejudice to no. 3 of this article, members of the board of the General Meeting, the Board of Directors and the Audit Committee as well the Statutory Auditor are elected for a three year period by the General Meeting, and may be re-elected, once or more, in accordance with the relevant legal limitations.

2.                             At the end of the respective terms of office, the elected members of the board of the general meeting and statutory bodies shall remain in office until new members have been appointed.

3.                             The Statutory Auditor is elected by the General Meeting further to a proposal of the Audit Committee.

SECTION II

General Meeting

ARTICLE TWELVE

Obligations of the Shareholders and information duties

1.                             Shareholders are obliged:

a)   not to cast any votes which, in statutory terms should not be counted, without indicating the existence of a limitation on the counting thereof;

b)   to notify the Board of Directors of the occurrence of any of the situations foreseen in number two to article nine and in number eleven to article thirteen;

c)   to notify the board of directors of the entering into and full contents of any shareholders’ agreements which they may have entered into in respect of the company;

d)   to provide to the Board of Directors, in writing, and in a true, complete and self-explanatory manner, allowing it to be sufficiently elucidated, all the information requested by said Board on the situations foreseen in article nine, number four, paragraph b) and article thirteen, number eleven.

2.                             The information referred to in sub paragraphs b) and c) of the preceding number shall be provided within a period of five working days from their respective occurrence, unless a general meeting is held during the course of the referred to period, in which case it should also be provided to the chairman of the board of the general meeting up until the time of the meeting.

3.                             The information referred to in sub paragraph d) of number one shall be provided within a period of time of eight days prior to the holding of the first general meeting after the request for information. Failure to comply with this duty within the referred to period of time implies the shareholder’s acknowledgement of the facts alleged by the board of directors in its request for information.

4.                             Except otherwise imposed by a legal provision or a mandatory rule of a regulatory entity, when information is requested by a shareholder duly qualified, in light of its holding of shares corresponding to a minimum percentage of the share capital, such information shall only be made available in the Company’s registered office.

ARTICLE THIRTEEN

Participation and Voting Rights

1.                             Only shareholders with voting rights may attend general meetings.

2.                             Shareholders shall be entitled to participate in and cast their vote at the General Meeting of Shareholders if on record date, i.e. 0 hours (GMT) of the 5th trading day preceding the day on which the general meeting is held, they are the owners of shares granting them ono vote at least.

3.                             The exercise of participation and voting rights at the General Meeting of Shareholders does not depend on the blocking of the shares between the record date and the date of the General Meeting of Shareholders.

4.                             The Chairman of the General Meeting of Shareholders shall define on the notice all procedures, and periods for compliance, that must be followed by the shareholders and by the financial intermediaries with whom the shareholders may have opened an individual securities account for purposes of shareholder participation in the General Meeting of Shareholders.

5.                             To each 500 shares shall correspond one vote, and Shareholders having less than such number of shares may form a group so that, jointly and arranging to be represented by one of the group’s members, they make up the number of shares required to exercise voting rights.

6.                             The exercise of vote by correspondence or by electronic means may comprise all the matters included in the call for the meeting, in the terms and conditions set forth therein.

7.                             The terms and conditions for the exercise of vote by correspondence or by electronic means shall be defined by the Chairman of the General Meeting in the respective call, so as to ensure its authenticity, regularity, safety, trustfulness and confidentiality up until the moment of the voting. In both cases, the authenticity of the vote shall be assured before the Chairman of the

General Meeting, as regards legal entities, by means of a communication with a certified signature according to the law, or as regards individuals, by means of a communication having enclosed a simple copy of the identity document. In order to assure the confidentiality of the vote, the referred communications shall be addressed in a close envelope which shall only be considered upon the counting of votes.

8.                             The votes issued by correspondence or by electronic means are counted as negative votes in relation to the proposals of resolution which may be presented after their issuance.

9.                             The attendance in a general meeting of shareholders which may have exercised their respective voting rights by correspondence or electronic means, or by their representative, determines the revocation of the vote expressed by those means.

10.                       Votes cast by an ordinary shareholder, either on his/its own account or using the services of a representative, either in his/its own name or as the representative of another shareholder, when exceeding ten per cent of the company’s total voting stock, shall not be counted.

11.                       For the purposes of this article, shares which would be considered as belonging to a shareholder for the purposes of a take-over bid, pursuant to the terms of the Securities Market Code, shall be considered as belonging to the shareholder.

12.                       The limitation set forth in number ten applies to all resolutions, including those requiring a qualified majority.

13.                       In cases of the joint ownership of shares, only the common representative or a representative thereof, may participate in general meetings

14.                       The limits set out in the preceding numbers apply to usufructs and collateral creditors of the shares.

15.                       Pursuant to ADR (American Depository Receipts) or GDR (Global Depository Receipts) programmes involving the company’s shares, holders of ADRs or GDRs shall be considered as shareholders, in accordance with the terms of the following number, and the entity in whose name the shares have been entered as merely the representatives thereof.

16.                       Pursuant to the terms of the previous number:

a)   The conditions of article three hundred and eighty five of the Commercial Companies Code applying to the representative, shall apply to the entity in whose name the shares used as the basis for the issue of ADR or GDR programmes have been entered;

b)   The legal or statutory limitation established on the counting of votes shall refer to the votes cast on behalf of each holder of ADR or GDR, who / which shall be subject to the conditions foreseen in number eleven and as well as to those set forth in article twelve.

17.                       The limitation on the counting of the votes cast by one entity on behalf of another does not apply to entities in whose name the shares of the company used as a basis for ADR or GDR programmes have been entered.

18.                       For the purpose of participating in and voting at a general meeting, holders of ADRs and GDRs must comply with the terms of this article.

ARTICLE FOURTEEN

Majority Required for Resolutions

The general meeting shall pass resolutions at the time of its first or subsequent convocation, on the basis of the majority of votes cast without prejudice to the need for a qualified majority in legally defined cases.

ARTICLE FIFTEEN

Competency of General Meeting

1.                             The general meeting is specifically responsible for:

a)   Electing the Board of the General meeting, members of the Board of Directors and of the Audit Committee as well as the Statutory Auditor;

b)   Analyzing the report of the Board of Directors, discussing and voting on the balance sheet, the accounts, the opinion of the Audit Committee and additional documentation legally required;

c)   Deciding on the appropriation of net income for the year;

d)   Deciding on any alterations to the articles of association and share capital increases, in addition to any limit or suppression of preference rights and the fixing of the parameters for the share capital increases to be decided by the board of directors pursuant to the terms of article 4, numbers 3 and 4.

e)   Deciding on the issue of bonds or other securities and fixing the value of those which the board of directors is entitled to authorise pursuant to the terms of article eight number three in addition to the limitation or suppression of preference rights in respect of the issue of bonds convertible into shares and the fixing of the parameters for the issue of these types of bonds by the board of directors, pursuant to the terms of article 8 numbers 3 and 4.

f)    Deciding on the authorisations referred to in articles two, number two and nine number one;

g)   Deciding on the remuneration of members of the statutory bodies, with the right to appoint a wages commission for the purpose in question;

h)   Deciding on the existence of the company’s justified interest in the provision of real and personal guarantees in respect of the debts of other entities which are not in a dominating/dominated or group relationship;

i)    Approving the general objectives and fundamental principles of the company’s policies;

j)    Defining the general principles of the holdings policy in companies, pursuant to the terms of article three, number two and deciding on its respective acquisitions and alienations when, in accordance with the said principles, they should be authorised in advance by the general meeting;

k)   Dealing with any other matters for which it has been convened.

2.                             Resolutions on any of the issues referred to in sub paragraph i) of the preceding number shall be adopted solely on the basis of proposals to be submitted by the board of directors or by shareholders fulfilling the requirements set out in article seventeen.

ARTICLE SIXTEEN

Board of the General Meeting and Convocation Thereof

1.                             The board of the general meeting shall comprise its respective chairman, a deputy chairman and a secretary.

2.                             The general meeting shall be convened and directed by the chairman of the board thereof or, in the event of his absence or inability to be present, by the deputy chairman.

3.                             The convocation of the General Meeting shall be made with the advance notice and in the form foreseen in the law, expressly indicating the matters to be dealt with.

4.                             The General Meeting shall take place in the Company’s registered office, or at another location chosen by the Chairman of the General Meeting under the legal terms, and can not take place trough telematic means.

ARTICLE SEVENTEEN

Meetings of the General Meeting of Shareholders

The General Meeting of Shareholders shall meet, at least, once a year and whenever its call shall be applied for by the Chairman of the Board of Directors, by the Audit Committee or by Shareholders representing, at least, two percent of the share capital.

SECTION III

Board of Directors

ARTICLE EIGHTEEN

Board of Directors

1.                             The Board of Directors is composed by a minimum of fifteen and a maximum of twenty five members.

2.                             The chairman shall have the casting vote in board resolutions.

3.                             The chairman of the board of directors shall be chosen by the general meeting in accordance with the terms of these articles of association.

ARTICLE NINETEEN

Election of Directors

1.                             Directors shall be elected by a majority of the votes cast.

2.                             One of the directors may be chosen, in isolation, by the general meeting, pursuant to the terms of nos. six and seven of article three hundred and ninety two of the Commercial Companies Code.

ARTICLE TWENTY

Executive Committee

1.                             The board of directors may delegate the running of the company’s day to day affairs to an executive committee comprising five or seven members.

2.                             Executive committee members shall be chosen by the board of directors from among its members.

3.                             The board of directors shall define the executive committee’s responsibilities in respect of the day to day running of the company’s affairs and shall delegate thereto, when necessary, all of the competencies whose inclusion is not prohibited under the terms of article four hundred and seven of the Commercial Companies Code.

4.                             The Chairman of the Executive Committee shall:

a)   Ensure that all the information regarding the activity and the resolutions of the Executive Committee is provided to the other members of the Board of Directors;

b)   Ensure the compliance with the delegation limits, the Company’s strategy, and the duties of cooperation with the Chairman of the Board of Directors.

5.                             The executive committee shall, in principle, operate in conformity with the regulations defined in articles twenty one, twenty two, twenty three and twenty four of the articles of association for the board of directors, without prejudice to the adaptations which the board of directors may decide to make in respect of such operation.

6.                             The board of directors may authorise the executive committee to charge one or more of its members to deal with certain tasks and delegate the performance of several of the powers which have been delegated to it to one or more of its members.

7.                             The resolutions of the Executive Committee shall be taken by majority of the expressed votes and the Chairman has a casting vote.

ARTICLE TWENTY ONE

Competences of the Board of Directors and Surety of the Directors

1.                             The board of directors is responsible namely for:

a)   Managing the company’s affairs and performing all acts and operations in respect of the company’s corporate object which are not the specific responsibility of other statutory bodies of the company;

b)   Representing the company in legal and non legal matters with the right to withdraw, come to terms and confess in respect of any lawsuits, in addition to entering into arbitration agreements;

c)   Acquiring, selling, or in any other manner, alienating or encumbering rights, notably when affecting the company’s holdings, moveable and immovable assets, without prejudice to the conditions set out in article fifteen;

d)   Establishing the company’s technical and administrative organisation and its internal operating rules;

e)   Appointing legal or other proxies with the powers considered expedient, including the power to sub-delegate authority;

f)    Electing the effective and substitute Secretary of the Company;

g)   Proceed, trough co-optation, to the replacement of the Directors which have a definitive absence, being the co-opted members in functions up to the end of the term to which the replaced Directors had been elected to, without prejudice of the ratification in the next General Meeting and of the foreseen in number three;

h)   Performing the other competencies attributed by the general meeting.

2.                             The absence of any Director to more than half of the ordinary Board of Directors meetings, during a financial year, either in a continuous or interpolated manner, without justification accepted by the Board of Directors, shall be considered as a definitive absence of such Director. Such definitive absence shall be declared by the Board of Directors, and such Directors shall be replaced under the legal and statutory terms.

3.                             When a director is definitively unavailable, he shall be replaced pursuant to the rules established in the Companies Code.

4.                             The board of directors may particularly appoint one or more directors to deal with certain administrative matters.

5.                             In the event of any delegation of powers, it shall be implemented in accordance with the rules established in the Companies Code.

6.                             The responsibility of each Director shall be necessarily secured by any of the mandatory forms legally foreseen in accordance with the minimum impositions set forth by law.

ARTICLE TWENTY TWO

Relationship with the General Meeting

The board of directors, in its management of the company’s affairs, shall comply with the general guidelines issued by the general meeting, pursuant to the terms and limitations as defined by law.

ARTICLE TWENTY THREE

Competencies of the Chairman of the Board of Directors

1.                             The chairman of the board of directors is specifically responsible for:

a)   Representing the board in legal and non legal matters;

b)   Co-ordinating the activity of the board of directors and apportioning tasks among members when recommended on the basis of management expediency;

c)   Convening and directing the meetings of the board;

d)   Ensuring that the resolutions of the board of directors are properly complied with.

2.                             In the event of the Chairman’s absence or impairment and under the terms permitted by law, the Chairman shall be replaced by the member of the Board of Directors indicated by him for the purpose in question.

ARTICLE TWENTY FOUR

Resolutions

1.                             The Board of Directors schedules its ordinary meetings dates or its frequency and shall meet in extraordinary sessions whenever convened by its Chairman, or two Directors or the Audit Committee.

2.                             The Board of Directors shall not meet without the participation of the majority of its members in functions, although its Chairman may, in cases of recognized urgency, permit such meeting without the presence of such majority if it is assured by vote by correspondence or by proxy, according to the terms established in following number.

3.                             Without prejudice to the conditions set out in the preceding number, postal and proxy votes are permitted although a director may not represent more than one other director.

4.                             Board of director’s resolutions shall be adopted by a majority of the votes cast.

ARTICLE TWENTY FIVE

Minutes

1.                             The resolutions passed at meetings of the board of directors, in addition to voting statements, shall be recorded in minutes.

2.                             The minutes shall be signed by all members of the board of directors participating in the meeting.

3.                             Participants at the meeting may dictate a summary of their statements for inclusion in the minutes.

ARTICLE TWENTY SIX

Binding/Committing of Company

1.                             The company shall be bound/committed:

a)   By the signatures of two members of the board of directors, one of whom shall be the chairman of the board of directors, chairman of the executive committee or a director to whom either has delegated such authority;

b)   By the signature of a single member of the board of directors to whom the powers for so doing have been delegated;

c)   By the signature of the appointed proxies, subject to the scope and in accordance with the terms of the corresponding mandate.

2.                             The signature of a sole director shall be sufficient for the day to day running of the affairs of the company.

3.                             Company bonds, when in certificate form, shall bear the signatures of two directors, which signatures may be replaced by a simple mechanical reproduction or a seal/stamp.

4.                             The board of directors may decide, in accordance with the terms and subject to legal limitations, that certain company documents be signed using mechanical processes or seals/stamps.

SECTION IV

Audit Committee

ARTICLE TWENTY SEVEN

Membership

1.                             An Audit Committee, consisting of three directors, one of them being its Chairman, all elected by the General Meeting under the following paragraphs, is responsible for the supervision of Company’s activity.

2.                             The Members of the Audit Committee will be elected by the General Meeting jointly with the other directors, being individually identified as such in the lists proposed for the Board of Directors’ membership as well as being expressly identified its Chairman.

3.                             The members of the Audit Committee shall comply with the requirements on incompatibilities, independence and expertise arising from the law and regulations as well as from other relevant binding market rules, including those in force in the jurisdictions where the Company has securities admitted to trading.

4.                             The absence of any of the Audit Committee’s member is deemed as a definitive absence in the situation referred to in number 2 to article twenty one, as applicable. Such definitive absence shall be declared by the Audit Committee and the absent member will be replaced in accordance with the law and the provisions of these Articles of Association.

ARTICLE TWENTY EIGHT

Competences

1.                             In addition to the competences established in law and in other provisions of this Articles of Association, the Audit Committee has the following competences:

a)   To verify the accuracy of the financial statements and, in general, to supervise the quality and integrity of the financial information included in the Company’s financial statements;

b)   To supervise the process of preparation and disclosure of financial information;

c)   To analyze and issue its opinion about the relevant matters related to accounting and audit issues and to the impact on the financial statements of amendments to the accounting rules applicable to the Company, as well as to its accounting policies;

d)   To supervise the statutory audit and the auditing to the Company’s financial statements as well as to supervise and evaluate the internal proceedings related to accounting and audit matters;

e)   To make a proposal to the general meeting as regards the appointment of the Statutory Auditor;

f)    To supervise the independence of the Statutory Auditor, in particular in what concerns the provision of additional services;

g)   Direct and exclusive responsibility to appoint, hire, retain or dismiss and to establish the compensation of the Company’s Independent Auditors, as well as to supervise their qualifications and independence and to approve the audit services and/or non-audit services to be rendered by said Independent Auditors or associated persons;

h)   To resolve any disagreements between the Executive Committee and the Independent Auditors referred to in previous paragraph, with respect to financial information to be included in the financial statements to be reported to the competent authorities as well as with respect to the audit report process;

i)    To supervise the quality, integrity and effectiveness of the risk management system, the internal control system, as well as the internal audit system, including the annual revision of its adequacy and effectiveness, and, in general, to supervise the performance of the functions discharged by the internal audit and the internal control system of the Company;

j)    To receive the communications of irregularities, claims and/or complaints submitted by shareholders, employees of the Company or third parties, as well as to implement the proceedings for the receipt, retention and treatment of the above referred irregularities, claims and/or complaints whenever concerning accounting and auditing matters as well as related to internal controls as regards those subject matters;

k)   To give its opinion and prior advice, within the scope of its competences foreseen in the law or in these Articles of Association and whenever it deems convenient or necessary, in regard to any reports, documentation or other information to be disclosed or submitted by the Company to the competent authorities.

2.                             The Independent Auditors referred in the previous number shall report to and be subject to the direct and exclusive overseeing of the Audit Committee, who shall annually obtain and review an audit report with the Independent Auditors.

ARTICLE TWENTY NINE

Resolutions

1.                             The Audit Committee shall schedule its meetings, at least, once every two months of each financial year, at the time and place determined by its Chairman, without prejudice of additional meetings being convened by the Chairman or at request of the majority of its members.

2.                             The Audit Committee shall not meet without the attendance of the majority of its members, provided that the Chairman may, in cases of recognized urgency or justified impossibility, permit such meeting without the attendance of such majority if it is assured by vote by correspondence or by proxy, according to the terms established in following number.

3.                             Voting rights can be exercised by correspondence or proxy, provided however each member does not act on behalf of more than one Audit Committee member.

4.                             The resolutions of the Audit Committee shall be adopted by the majority of votes cast and its Chairman has a casting vote.

5.                             The resolutions adopted during the Audit Committee’s meetings, as well as its members’ voting statements shall be recorded in minutes prepared for such purpose, which shall be signed by all members of the Audit Committee participating in the meetings, all having the prerogative of summarizing their interventions to be mentioned in such minutes.

ARTICLE THIRTY

Funding

The Company’s annual budget shall establish the financial resources required for the Audit Committee to pay the compensation or funding of the independent auditor referred to in article twenty eight and of any advisors of the Audit Committee as well as to cover the expenses required for the Audit Committee to perform its powers and duties.

SECTION V

Statutory Auditor

ARTICLE THIRTY ONE

Appointment and Competences

1.                             A statutory auditor or a statutory audit company, which may have a substitute, appointed by the General Meeting, under proposal of the Audit Committee, is responsible for the examining the Company’s accounts.

2.                             The Statutory Auditor has the competences established in law.

CHAPTER IV

APPROPRIATION OF NET INCOME

ARTICLE THIRTY TWO

Appropriation of Net Income

1.                              The duly approved annual net income shall be appropriated as follows:

a)   A percentage of not less than five per cent shall be paid into a legal reserve until it reaches the amount defined by law;

b)   A percentage of not less than forty per cent of the distributable profit shall be distributed among the shareholders in the form of a dividend, without prejudice to the general meeting’s having the right, on the basis of a qualified majority of two thirds of the votes cast, to decide on a reduction of the dividend or not to proceed with any distribution thereof;

c)   the remainder to be appropriated at the discretion of the general meeting.

2.                             Pursuant to the terms of and within the legally established limits, shareholders are entitled to an advance of profits for the year in progress.

CHAPTER V

DISSOLUTION AND LIQUIDATION

ARTICLE THIRTY THREE

Dissolution and Liquidation

1.                              The company shall be dissolved in accordance with legally defined cases and terms.

2.                              The liquidation of the company shall be governed by the dispositions defined by law and the resolutions of the general meeting.

CHAPTER VI

FINAL, TRANSITORY CONDITIONS

ARTICLE THIRTY FOUR

Deposit Programme Contract

1.                             Entities which, pursuant to the development of the conditions set out in article eight, number one of Decree Law number forty four/ninety five of the twenty second of February may, on account of the deposit programme contract agreed with the company, become direct or indirect titleholders to the company’s shares, shall not be considered as being engaged on activities which compete with those of the company owing to the mere circumstance of being engaged on analogous contracts by third parties which are competing with the company.

2.                             The conditions of the preceding number do not preclude the application of the conditions of articles nine and twelve to the referred to depository entities when, pursuant to the scope of the respective deposit programme contracts, the participants therein are either directly or indirectly engaged on activities which compete with those of the company and when the percentage number of shares in the company held by them is higher than the percentage permitted under these articles of association for the equivalent ownership of shares.

ARTICLE THIRTY FIVE

Board of Director’s Resolutions

Board of directors’ resolutions to increase share capital or issue bonds convertible into shares may be based on parameters and on the suppression or limitation of preference rights pursuant to a general meeting’s resolution adopted prior to the public deed resulting in the inclusion of numbers 3 and 4 of article 4, the alteration of number 3 and the inclusion of number 4 of article 8 and the amendment of sub paragraphs d) and e) of number 1 of article 15 of these articles of association, provided that such resolutions fulfill the requirements set out in these projects.